ALLEZOE MEDICAL HOLDINGS, INC.
GUIDELINES FOR CORPORATE GOVERNANCE

Functions of the Governance and Nomination Committee

 The members of the Governance and Nominating Committee shall:

•	Review and approve strategic plans to enhance stockholder value
•	Review corporate performance
•	Oversee and evaluate management's systems for internal control, financial reporting and public disclosure
•	Establish corporate governance standards
•	Oversee and evaluate senior management performance and compensation
•	Plan for effective succession of the chief executive officer and senior management
•	Be apprised of relations with stockholders
•	Set a tone for a climate of corporate trust and confidence
•	Set standards for director qualification
•	Set standards for director orientation and continuing education
•	Undertake an annual performance evaluation of the board of directors

Executive Sessions of the Board of Directors

Annually, the board of directors may, in its discretion, hold executive sessions without management and the chief executive officer and in addition, executive sessions with the chief executive officer present, but without senior management. The Chairman of the Governance and Nominating Committee shall preside at the executive sessions of the board of directors.

Company Communications with Members of the Board of Directors

Any employee, officer or other interested party who has an interest in communicating with non-management members of the board of directors may do so by directing the communication to the Chairman of the Governance and Nominating Committee, The Chairman of the Governance and Nominating Committee is the presiding director for non-management sessions of the board of directors.  Directors have full and free access to officers and employees of the Corporation. Any meetings or contacts that a director wishes to initiate may be arranged through the chief executive officer or the secretary or directly by the director. Directors should use their judgment to ensure that any such contact is not disruptive to the business operations of the Corporation.

Director Responsibility

Directors must exercise sound business judgment and act in what they reasonably believe to be the best interests of the Company and its stockholders. In discharging this obligation, directors may reasonably rely on the honesty and integrity of  the Corporation's management as well as that of its general auditor and independent auditor.

The Corporation will purchase reasonable directors' and officers' liability insurance for the benefit of its board of directors and management. In addition, directors and management shall be entitled to reasonable indemnification to the fullest extent permitted by the law of the State of Nevada and By-laws of the Corporation.

In order to effectively oversee the management of the Corporation, all directors are expected to attend meetings of the board of directors and meetings of committees of the board of directors of which they are members. Directors who attended less than seventy-five percent (75%) of meetings of the board of directors and meetings of committees of the board of directors of which they are members for two (2) consecutive years will not be eligible for nomination to the board of directors. Directors are expected to be prepared for these meetings and to be able to devote the time required. Information and data that are important to the understanding of the business to be conducted at a board of directors or committee meeting will generally be distributed in advance of the meeting.

In order to maintain independence for members of the Audit Committee, members of the Audit Committee may not directly or indirectly receive fees or other compensation for services as a consultant, legal advisor or financial advisor, regardless of the amount. Due to the Audit Committee's time commitment and responsibilities, Audit Committee members may receive reasonable fees and compensation that are greater than those paid to other directors.

Board of Directors Committees

The board of directors will maintain an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and such other committees as it determines appropriate. All of the members of the Audit Committee and the Compensation Committee, and a majority of the members of the Governance and Nominating Committee shall be independent directors under the criteria established by the Board from time to time.

Exclusive Committee Authority

The board of directors and each committee shall have the power to engage independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of the board of directors or management of the Corporation in advance.  The Audit Committee shall have exclusive authority to engage and terminate the Corporation's independent auditor. The Audit Committee shall also pre-approve all engagements of the public auditor for all non-audit services. Fees paid to the public auditor for non-audit services should not exceed the sum of the fees paid for audit and audit-related services.  The Governance and Nominating Committee shall have exclusive authority to engage and terminate any consultant or search firm utilized to identify or recruit director candidates and to nominate directors for election by stockholders.  The Compensation Committee shall have exclusive authority to set the compensation of the chief executive officer and senior management and shall recommend the compensation of members of the Board of Directors, Committees and Committee Chairs.

Crisis Management

The board of directors shall be proactive in the context of any governance, compliance or business crisis affecting The Corporation. The board of directors will work with management and any outside advisors in order to assess a crisis situation and choose a proper course of action. The board of directors will use its best efforts to maintain and preserve the value, integrity and control of the Corporation.